        FIRST CAPITAL, INC. REPORTS 12% FOURTH QUARTER EARNINGS INCREASE

Corydon, Indiana--(BUSINESS WIRE)--January 18, 2006. First Capital, Inc. (NASDAQ: FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $985,000 or $0.38 per diluted share for the quarter ended December 31, 2005, compared to $881,000 or $0.32 per diluted share during the same period in 2004.

The increase in earnings is due to an increase in net interest income after the provision for loan losses and a decrease in noninterest expense.

Net interest income after provision for loan losses increased $99,000 for the quarter ended December 31, 2005 as compared to the quarter ended December 31, 2004. Interest income increased $406,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets increased from 5.84% during the quarter ended December 31, 2004 to 6.12% for the same period in 2005. Interest expense increased $372,000 as the average cost of interest-bearing liabilities increased from 2.74% to 3.08% when comparing the same two periods. The provision for loan losses decreased $65,000 to $100,000 for the three months ended December 31, 2005.

Noninterest income decreased $6,000 for the quarter ended December 31, 2005 as compared to the quarter ended December 31, 2004. Service charges on deposits accounts increased $50,000 while gains on the sale of mortgage loans and mortgage brokerage fees decreased together $59,000 when comparing the two periods.

Noninterest expenses decreased $54,000 as compared to the quarter ended December 31, 2004. Data processing fees decreased $45,000 when comparing the two periods primarily due to a reduction in electronic banking expenses as the Bank is now using a less expensive system developed by the Bank's core system processor. Occupancy and equipment fees increased $35,000 as compared to the same period in the prior year primarily due to increased depreciation and property tax expense. Other operating expenses decreased $68,000 during the quarter ended December 31, 2005 as compared to the quarter ended December 31, 2005 primarily due to a decrease in charitable contributions. The Bank fulfilled pledges on several large contributions during the fourth quarter of 2004.

For the year ended December 31, 2005, the Company earned $3.7 million or $1.42 per diluted share compared to $3.4 million or $1.23 per diluted share for 2004, an increase of 7.5%.

Net interest income after provision for loan loss increased $271,000 during 2005 as compared to 2004. Interest income increased $1.6 million when comparing the two periods, due to an increase in the average balance of interest-earning assets from $390.5 million during 2004 to $403.5 million for 2005 and an increase in the average tax-equivalent yield on those assets from 5.75% to 5.95%. Interest expense increased $1.2 million as the average balance of interest-bearing liabilities increased $14.0 million and the average cost of those liabilities increased from 2.69% to 2.93% when comparing the two periods. The provision for loan losses increased $53,000 when comparing the two periods.

Noninterest income increased $295,000 primarily due to increases in service charges on deposits and gains on the sale of mortgage loans of $198,000 and $50,000, respectively.

Noninterest expenses increased $194,000 when comparing 2005 to 2004, primarily due to increases of $107,000 in occupancy and equipment expense and $61,000 in advertising expenses. Equipment depreciation and maintenance were the primary factors in the occupancy increase.

Total assets as of December 31, 2005 were $438.4 million compared to $425.3 million at December 31, 2004. Securities available for sale and net loans receivable increased $10.5 million and $5.4 million, respectively. The primary funding for this growth was provided by increases in retail repurchase agreements of $10.1 million and a reduction of cash and cash equivalents of $2.8 million.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Crandall, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. The Bank has submitted an application to the Office of Thrift Supervision to close the Crandall office and consolidate that operation into the New Salisbury office. This is expected to take place on or around April 1, 2006. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a subsidiary of the Bank, offers a full array of property, casualty and life insurance products, as well as non FDIC insured investments to complement the Bank's offering of traditional banking products and services.

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)


                                                                     TWELVE MONTHS ENDED                  THREE MONTHS ENDED
                                                                        DECEMBER 31,                          DECEMBER 31,
OPERATING DATA                                                     2005              2004                2005             2004
                                                                   ----              ----                ----             ----
   (Dollars in thousands, except per share data)
Total interest income                                        $     23,659       $     22,109      $      6,128       $      5,722
Total interest expense                                             10,343              9,117             2,740              2,368
                                                             ---------------    ---------------   ---------------    ---------------
Net interest income                                                13,316             12,992             3,388              3,354
Provision for loan losses                                             563                510               100                165
                                                             ---------------    ---------------   ---------------    ---------------
Net interest income after provision for loan losses                12,753             12,482             3,288              3,189
Total non-interest income                                           2,961              2,666               693                699
Total non-interest expense                                         10,112              9,918             2,464              2,518
                                                             ---------------    ---------------   ---------------    ---------------
Income before income taxes                                          5,602              5,230             1,517              1,370
Income tax expense                                                  1,914              1,799               532                489
                                                             ---------------    ---------------   ---------------    ---------------
Net income                                                   $      3,688       $      3,431      $        985       $        881
                                                             ===============    ===============   ===============    ===============

Net income per common share, basic                           $       1.44       $       1.24      $       0.38       $       0.32
                                                             ===============    ===============   ===============    ===============
Weighted average common shares outstanding - basic              2,565,247          2,763,983         2,563,770          2,732,384

Net income per common share, diluted                         $       1.42       $       1.23      $       0.38       $       0.32
                                                             ===============    ===============   ===============    ===============
Weighted average common shares outstanding - diluted            2,589,672          2,798,253         2,584,263          2,765,041

OTHER FINANCIAL DATA

Cash dividends per share                                     $       0.62       $       0.60      $       0.16       $       0.15
Return on average assets (three month data, annualized)              0.86%              0.82%             0.91%              0.83%
Return on average equity (three month data, annualized)              8.91%              7.75%             9.40%              7.95%
Net interest margin                                                  3.39%              3.42%             3.42%              3.47%
Net overhead expense as a percentage
     of average assets (three month data, annualized)                2.35%              2.38%             2.27%              2.36%

                                             DECEMBER 31,    DECEMBER 31,
BALANCE SHEET INFORMATION                      2005             2004
                                               ----             ----

Cash and cash equivalents                    $ 14,673        $ 17,425
Investment securities                          76,915          66,450
Gross loans                                   324,622         319,564
Allowance for loan losses                       2,104           2,478
Earning assets                                405,161         390,948
Total assets                                  438,354         425,302
Deposits                                      317,264         316,462
FHLB debt                                      65,947          65,099
Repurchase agreements                          10,704             635
Stockholders' equity                           41,957          40,714
Non-performing assets:
  Nonaccrual loans                              1,906           2,075
  Foreclosed real estate                          749             442

CONTACT:

First Capital, Inc.
M. Chris Frederick, 812/738-2198, ext. 234